Investor Contact:
Mark Rupe
Express, Inc.
Vice President, Investor Relations
(614) 474-4465

Media Contact:
Robin Hoffman
Express, Inc.
Director, Communications
(614) 474-4834

EXPRESS ANNOUNCES KEY MEASURE TO CONTINUE OPTIMIZING ITS STORE FOOTPRINT

•	Express to close its 17 stores in Canada; following these closings, Express will continue to operate 635 stores in the U.S.

•	Actions aligned with strategic focus on improving profitability and optimizing the store footprint

Columbus, Ohio - May 4, 2017 - Express, Inc. (NYSE: EXPR) (the “Company”) today announces an additional measure as part of its continued strategic approach to improving profitability and managing and optimizing its store footprint.
As part of this plan, Express intends to close all 17 Canadian stores and discontinue its Canadian operations through its Canadian subsidiary, Express Fashion Apparel Canada Inc. (“Express Canada”). This morning, as a part of that process, Express Canada filed an application for protection under the Companies’ Creditors Arrangement Act (the “CCAA”) with the Ontario Superior Court of Justice (Commercial List) in Toronto.
David Kornberg, Express, Inc. president and chief executive officer noted that, "The challenging Canadian retail environment, coupled with unfavorable exchange rates prevented us from meeting the expectations we had when we entered the market in 2011. While difficult, this action is best for the future of Express and we are committed to carry it out in a way that reflects our respect and appreciation for employees who are impacted. Our overriding focus remains to invest in and direct our resources towards those areas that can generate the greatest return, including growing our e-commerce business, relaunching our customer loyalty program, and continuing to build our omni-channel capabilities to allow our customers to engage with our brand and shop wherever, whenever, and however they want. The decision to exit Canada is consistent with our long-term strategy and will have no impact on our operations in the U.S., which remain in a solid financial position.”

For the fiscal year ended January 28, 2017, Express Canada had net sales of approximately $34 million in U.S. dollars ($45 million in Canadian dollars) and contributed a net loss of approximately $6 million in U.S. dollars to the Express, Inc. consolidated financial statements.
Express Canada currently has 17 stores across Alberta, British Columbia, and Ontario. To facilitate an orderly wind-down, Express Canada intends to conduct store closing sales beginning mid-May. Subsequent to the closings, Canadian customers will continue to be able to make purchases through the Company's e-commerce website, www.express.com, as well as through the Express mobile app. As part of its application, Express Canada is seeking the appointment of Alvarez & Marsal Canada as Monitor in the CCAA proceedings to oversee the liquidation and wind-down process for Express Canada.
As a result of the CCAA filing, Express, Inc. has determined that Express Canada will be deconsolidated from Express, Inc. financial statements as of the date of the filing. As shown in the table below and detailed as follows, Express, Inc. expects this to impact pre-tax profit on its consolidated financial statements in the range of $28 to $34 million in 2017, driven primarily by the write-down of its investment in Express Canada along with costs associated with exiting Canada. The Company will incur charges of approximately $6 million in the first quarter of 2017 and the remaining $22 to $28 million of exit costs in the second quarter of 2017. In addition, the Company anticipates tax benefits related to exiting Canada in the range of $14 to $16 million, of which approximately $7 million is expected in the first quarter of 2017 and the remaining $7 to $9 million in the second quarter of 2017. As a result, Express, Inc. expects to report an impact to net income in the range of $14 to $18 million in 2017, of which approximately a $1 million benefit is expected in the first quarter of 2017 and an impact of $15 to $19 million expected in the second quarter of 2017. Total after tax cash costs to exit Canada are expected to be in a range of $8 to $12 million. The impact of these exit costs was not included in the Company’s most recently provided guidance.
The Company plans to release first quarter fiscal 2017 results on Thursday, June 1, 2017.
The expected impact of Express Canada's CCAA Filing on the Express, Inc. consolidated financial statements is as follows:

	First Quarter 2017	Second Quarter 2017	Full Year 2017

Income (Loss) Before Tax	(~$6 million)(1)	($22 to $28 million)(2)	($28 to $34 million)

Income Tax Benefit(3)	~$7 million	$7 to $9 million	$14 to $16 million

Net Income (Loss)	~$1 million	($15 to $19 million)	($14 to $18 million)

Total After-Tax Cash Costs			($8 to $12 million)
(1) Driven primarily by a non-cash asset impairment charge of approximately $6 million in the first quarter of 2017.
(2) Driven primarily by the write-down of the investment in Express Canada along with costs associated with exiting Canada in 2017.
(3) Anticipated tax benefits related to exiting Canada.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30- year-old customer. Express has more than 35 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations and online in Latin America. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.

Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, the Company’s plans to improve profitability and to make certain investments in the business and results from such plans and investments, as well as the plan to discontinue Canadian operations and expected financial impacts. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Additional information concerning these factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.